UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)     May 16, 2007 (May 10, 2007)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction	(Commission File Number)	(IRS employer
of incorporation)		Identification No.)

14 Piedmont Center, Suite 1400, Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700

n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 — Matters Related to Accountants and Financial Statements
Item 4.02 — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On May 10, 2007, the Company’s management acting under the scope of authority granted by the audit committee of the board of directors of the Company, determined that the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006 should no longer be relied upon due to an error in those financial statements related to the accounting for certain interest rate swaps as further decided below. The Company intends to include restated financial results for the periods ended June 30, 2006 and September 30, 2006 in the applicable quarterly reports on Form 10-Q for the periods ending June 30, 2007 and September 30, 2007, respectively. Management has concluded that no restatement of the Company’s financial statements for the year ended December 31, 2006 is necessary as a result of this error, as management has determined that the adjustments are not material to those financial statements based on an assessment of materiality following the guidelines contained in SEC Staff Accounting Bulletin No. 99, Materiality. In accordance with the foregoing determinations, management does not believe it is necessary, nor does management intend, to file amendments to the previously filed quarterly reports for the periods ended June 30, 2006 and September 30, 2006. The audit committee has discussed the issues resulting in the restatements with the Company’s independent registered public accounting firm.
     In May 2005 the Company entered into a forward-starting LIBOR-based interest rate swap arrangement (the “May 2005 Swap”) to manage fluctuations in cash flows for certain of its debt instruments resulting from interest rate risk attributable to changes in the benchmark interest rate of LIBOR. Through fiscal year 2006, the May 2005 Swap was accounted for as a qualifying cash flow hedge of the future variable rate interest payments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, whereby changes in the fair value are reported as a component of the Company’s accumulated other comprehensive income.
     Subsequent to the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2006, management discovered that beginning June 15, 2006, in connection with the refinancing of the Company’s debt on that date, the May 2005 Swap no longer qualified as a cash flow hedging instrument and, accordingly, should have been accounted for by mark-to-market accounting reported as a component of the Company’s. As a result, changes in the fair value of the derivative instrument must be recorded in the statement of operations rather than in accumulated other comprehensive income, a component of stockholders’ equity. In addition, as of June 15, 2006, certain amounts included in accumulated other comprehensive income should have been reversed and recognized in the statement of operations.
     As a result of the incorrect assessment of the qualifications of the May 2005 Swap, the Company’s loss before income tax benefit and equity loss of affiliate and net loss for fiscal year 2006 should have decreased approximately $407,000. For the quarter ended June 30, 2006, income before income tax expense and equity loss of affiliate should have been increased $6,313,000 to $17,596,000, resulting primarily from the reclassification of a portion of the

Company’s accumulated other comprehensive income to the statement of operations. For the quarter ended September 30, 2006, income before income tax expense and equity loss of affiliate should have been decreased $5,816,000 to $190,000, resulting primarily from changes in the fair value of the May 2005 Swap, which should have been recorded in the statement of operations rather than in accumulated other comprehensive income. In addition, the restatements will not affect previously reported station operating income, the non-GAAP financial measure that, as described in the Company’s SEC filings, the Company believes is the primary measure used in determining the market value of a radio station or group of stations.
Section 5 — Corporate Governance and Management
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 10, 2007, in light of the Company’s expanded scope and operations, the board of directors of the Company created the executive officer positions of Co-Chief Operating Officer, in recognition of the expanding operating responsibilities of management. The board in turn formally elected each of Jon G. Pinch and John W. Dickey to the position of Executive Vice President and Co-Chief Operating Officer, effective immediately.
     Mr. Pinch, age 58, has served as the Company’s Executive Vice President and Chief Operating Officer since December 2000, after serving as the President of Clear Channel International Radio (“CCU International”) (NYSE:CCU). At rapidly growing CCU International, Mr. Pinch was responsible for the management of all CCU radio operations outside of the United States, which included over 300 properties in 9 countries. Mr. Pinch is a 30-year broadcast veteran and has previously served as Owner/ President of WTVK-TV Ft. Myers-Naples, Florida, General Manager of WMTX-FM/ WHBO-AM Tampa, Florida, General Manager/Owner of WKLH-FM Milwaukee, and General Manager of WXJY Milwaukee.
     Mr. Dickey, age 40, has served as the Company’s Executive Vice President since January 2000 and has directed the Company’s programming, marketing, promotion and engineering. Mr. Dickey joined the Company in 1998 and, prior to that, served as the Director of Programming for Midwestern Broadcasting from 1990 to March 1998. Mr. Dickey holds a Bachelor of Arts degree from Stanford University. Mr. Dickey is the brother of Lewis W. Dickey, Jr., the Company’s Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Martin R. Gausvik
	Name:	Martin R. Gausvik
	Title:	Executive Vice President and Chief Financial Officer

Date: May 16, 2007